Exhibit 3.19

MANUEL RODRIGUES DE OLIVEIRA SÁ & FILHOS, S.A.

CHAPTER I

Name, registered office, corporate purpose and duration

ARTICLE 1°

1.	The company continues to adopt the name of Manuel Rodrigues de Oliveira Sá & Filhos, S.A. and has its registered office at Rua do Outeiro, 906, parish of Gemunde, borough of Maia.

2.	Regardless of the approval of any other corporate body the board of directors may:

a.	Displace the company’s registered office within the same borough or to a neighboring borough;

b.	Set up and close down any offices, establishments, agencies, branches, delegations or any local form of representation in Portugal or abroad.

ARTICLE 2°

1.	The corporate purpose of the company is to perform industry and trade of natural and synthetic fiber cables, wire nets and metallic cables.

2.	By simple resolution of the board of directors, the company may participate in the share capital of other companies, even those with a different corporate purpose, as well as enter into cooperation and association agreements or contracts with other companies and participate in consortia and complementary groups of companies.

ARTICLE 3°

The company is created for an undetermined period of time and its legal existence dates from its incorporation date, 24th of July 1908.

CHAPTER II

Share capital, shares and bonds

ARTICLE 4°

1.	The share capital is in the amount of € 11,126,250.00 (eleven million and one hundred and twenty-six thousand and two hundred and fifty Euros), fully subscribed and paid-in and represented by 2,225,250 (two million and two hundred and twenty-five thousand and two hundred and fifty) shares with the nominal value of one Euro each.

2.	The shares are mandatorily nominative and, if they are certificate shares, each security may represent one or more shares, enabling the shareholders to request their division and concentration, bearing its costs.

3.	The securities shall be signed by the president of the board of directors or by two directors, or, if authorized by them, by seal or by attorney designated to this effect. Provisory securities may be represented by certificates extracted from the appropriate book.

ARTICLE 5°

1.	The transfer of shares among living persons shall be done according to the following paragraphs:

a.	Entirely free between shareholders;

b.	When shares are transferred to non-shareholders the company has a pre-emption right.

2.	a) Regarding the above mentioned pre-emption right, the transferor shall inform the board of directors by registered mail with acknowledgment of receipt, of its intention to transfer, pointing out the transferee and the probable price of the transfer, if this one is onerous;

b)	After reception of this information, the board of directors shall summon, in next five days, the general meeting, which shall meet within 45 days after reception of the referred information;

c)	In this meeting, the exercise of the company’s pre-emption right shall be resolved;

d)	In the next 15 days, an authenticated copy of the meeting’s minutes shall be sent to the transferor, if they were not present or represented at the general meeting.

3.	If the formalities mentioned under b), c) and d) of paragraph 2 are not, in the deadlines thereto referred, regarded, the transferor may transfer the shares to the supposed transferee in the terms already informed to the company according to a) of paragraph 2.

4.	The right predicted under paragraph 1 is also applicable, as a call option, when the transfer of shares is for free, being the value of the shares calculated according to the last approved balance sheet and, as for the rest, paragraphs 2 and 3 are applicable.

5.	Any transfer of shares, either onerous or for free, without being preceded by the notice mentioned in a) of paragraph 2, is nugatory vis-à-vis the company.

6.	In a capital increase, each shareholder has the right to subscribe new issued shares proportionally to the shares they hold.

§	1.° The subscription rights which are not exercised will be allotted pro rata between the remaining shareholders.

§	2.° In any pro rata situation, the interested parties shall subscribe new issued shares proportionally to the amount of shares they hold.

ARTICLE 6°

1.	The company may issue any kind of bonds pursuant to the terms and formalities predicted by law.

2.	The company may purchase own shares or bonds within the limits and conditions predicted by law.

CHAPTER III

CORPORATE BODIES

ARTICLE 7°

The company’s corporate bodies are the general meeting, the board of directors and the sole auditor.

A) GENERAL MEETING

ARTICLE 8°

1.	The general meeting is composed by all the shareholders holding a voting right.

2.	The shareholders attendance in general meetings is dependent upon shares registration in own book, which shall therefore constitute the attendance roll.

ARTICLE 9°

1.	Each share is entitled to one vote.

2.	Shareholders may be represented, in general meetings, by other shareholders or any person to whom, by imperative law, this right was conceded.

3.	The representations mentioned in paragraph 2, shall be communicated to the chairman of the general meeting, by letter handed in at the company’s registered office, up to 5 days before the meeting takes place.

4.	The general meeting shall meet every time the law determines it and when requested by the board of directors, the sole auditor or shareholders holding, at least, 5% of the company’s share capital.

ARTICLE 10°

1.	Unless the law or the articles of association predict otherwise, resolutions are taken by simple majority of the votes cast in the general meeting.

2.	The general meeting may only resolute on first notice if and when shareholders representing, at least, 60% of the company’s share capital are present or represented.

3.	If the general meeting meets on first notice, any resolutions regarding the change of the company’s articles of association, merger, division, transformation or company’s windup shall be approved by a two third majority of the voting rights.

4.	The general meeting shall decide, by majority, upon the way of exercise of the voting rights.

5.	The general meeting shall be summoned by publication as well as registered letter addressed to all shareholders under the terms and deadlines provided by law.

ARTICLE 11°

The Chairman shall be composed of a chairman and a secretary, regardless of them being shareholders or not.

B) BOARD OF DIRECTORS

ARTICLE 12°

1.	The board of directors is composed between two to six members according to general meeting’s resolution, which shall also appoint its respective president.

2.	If the board of directors is composed by an even number of directors the president shall have a quality vote, being the same right given to another director, who shall exercise it in the president’s absence and impediments. This shall take place at the same moment the president is appointed.

3.	The directors shall guarantee their liability in one of the ways admitted by law, up to € 50.000,00.

4.	The surety predicted under the above mentioned paragraph may be waived according to paragraph 3 of article 396.° of the Portuguese Companies Act.

ARTICLE 13°

1.	The board of directors is entitled to manage and represent the company before or out of court, actively or passively.

2.	Without prejudice of other attributions provided by law, the board of directors is, particularly, entitled to:

a.	Purchase, encumbrance or transfer any goods and rights, particularly vehicles;

b.	Waive, confess and transact in judicial proceedings and compromise in arbitration proceedings;

c.	Purchase shares of other companies, enter into cooperation and association agreements or contracts with other companies and participate in consortia and complementary groups of companies;

d.	Invest the company’s available funds according to its interest and convenience;

e.	Finance or give security to participated or associated companies or in which the company has interests which justify these funding or security giving;

f.	Appoint attorneys according to paragraph 2 of article 15°;

g.	Borrow and undertake other types of investments and execute any credit facility operation not forbidden by law, particularly issuance of commercial paper.

ARTICLE 14°

1.	The Board of Directors will meet whenever summoned by its president or by two directors and shall meet, at least, once each quarter; however, it may only validly resolute, if the majority of its members are present or represented.

2.	The board’s resolutions are adopted by majority.

3.	Any director may be represented at the meetings by another director, by means of authenticated letter, fax or telegram.

ARTICLE 15°

1.	Within the limits provided by law, the board of directors may, by simple minute, put in charge one or many of its members to carry out particular activities of the company.

2.	The board of directors may also appoint an attorney to carry out particular activities or class of activities.

ARTICLE 16°

1.	The company shall be bound:

a.	By the signature of the president of the board of directors;

b.	By the joint signature of two directors;

c.	By the signature of one director in whom the board of directors has delegated powers;

d.	By the signature of the attorneys of the company, within the scope of the powers of attorney;

e.	By the signature of one director and one attorney, appointed under the terms of paragraph 2 of article 15° and within the respective attorney powers.

2.	The ordinary acts may be signed by any director or attorney.

C) AUDITING

ARTICLE 17°

1.	The company’s auditing shall be exercised by the sole auditor and its alternate.

2.	The sole auditor and its alternate shall be a statutory auditor or firm of statutory auditors.

D) ORDINARY PROVISIONS

ARTICLE 18°

1.	The members of the board of directors, sole auditor and members of the general meeting are simultaneously appointed, by the latter, for a four year term and may be re-elected one or more times.

2.	The members of the corporate bodies shall be deemed to be in office until the election, by the general meeting, of those replacing them.

ARTICLE 19°

1.	The remuneration of the members of the board of directors is established by the general meeting or by a remuneration committee.

2.	Under the president’s proposal, the remuneration of the members of the board of directors may partially consist of, and beyond a fixed amount, a global percentage of the net profits not superior to 20%, which shall be distributed between the directors in a proportion decided by the general meeting also under the president of the board of directors’ proposal.

CHAPTER IV

GENERAL PROVISIONS

ARTICLE 20°

1.	The year net profits shall have the following allocation:

a.	Integration or re-integration in the legal reserve account according to the percentage predicted by law;

b.	Directors remuneration pursuant to paragraph 2 of article 19°;

c.	As per resolution, by simple majority of the general meeting, any other purpose.

ARTICLE 21°

The board of directors, with the Sole Auditor’s approval, may resolute to advance profits as well as future profits to shareholders, if the legal provisions predicted to this effect are regarded.

ARTICLE 22°

1.	The company will be windup and liquidated pursuant to the provisions predicted by law.

2.	Unless otherwise resolved, the liquidators shall be the members of the board of directors and the sole auditor.